COMPENSATION COMMITTEE CHARTER

Purpose

The purposes of the Compensation Committee are to discharge the responsibilities delegated by the Board of Directors relating to the determination and execution of the Company's compensation philosophy and the compensation of the Company's Chief Executive Officer (CEO) and members of the Executive Leadership Team. Except as otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board of Directors as a whole.

Composition

The Committee shall consist of at least two (2) members of the Board of Directors. The members of the Committee shall satisfy (i) any independence requirements imposed by the NASDAQ Stock Market ("NASDAQ"), including any exceptions permitted by such requirements, (ii) unless otherwise approved by the Board, the "non-employee director" standard within the meaning of Rule 16b-3 promulgated under the Exchange Act and (iii) unless otherwise approved by the Board, the "outside director" standard within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"). The members of the Committee and the Committee chairperson shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee and may be removed by the Board in its discretion. Vacancies occurring on the Committee shall be filled by the Board.

Meetings and Minutes

The Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate. Minutes of each meeting of the Committee shall be prepared and distributed to each director of the Company and the Secretary of the Company after each meeting. The Chairman of the Committee shall report to the Board from time to time, or whenever so requested by the Board.

Responsibilities

The Committee shall have direct responsibility for the appointment, compensation and oversight of the work of compensation consultants, independent legal counsel or any other advisors engaged for the purpose of advising the Committee. Such compensation consultants, independent legal counsel or other advisors and consultants shall report directly, and be accountable, to the Committee. The Committee's procedures should remain flexible to address changing circumstances most effectively. To implement the Committee's purpose, the

Committee shall have the following responsibilities. The Committee may supplement and, except as otherwise required by applicable law or the requirements of NASDAQ, deviate from these activities as appropriate under the circumstances:

1.      Overall Compensation Strategy. The Committee shall review, modify as needed and approve the overall compensation strategy and policies for the Company, including:

    reviewing and approving corporate goals and objectives relevant to the compensation of the Company's executive officers;

    evaluating and approving the incentive and equity compensation plans and programs advisable for the Company, as well as evaluating and approving the modification or termination of existing plans and programs;

    establishing policies with respect to equity compensation arrangements;

    reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements (including, without limitation, perquisites and any other form of compensation) for the Company's executive officers;

    reviewing the Company's practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on the Company;

    reviewing and approving the type and amount of compensation to be paid or awarded to non-employee Board members and the policies by which such determinations are made;

    reviewing and considering the results of any advisory vote on executive compensation; and approving loans by the Company to employees.

2.      Compensation of Chief Executive Officer. The Committee, either as a committee, or together with the other independent directors of the Company (as determined by the Board), shall recommend to the Board for determination and approval the compensation (other than Section 162(m) Compensation, which shall be determined and approved by the Committee or Section 162(m) Committee) and other terms of employment of the Company's Chief Executive Officer and shall evaluate the Chief Executive Officer's performance in light of relevant corporate performance goals and objectives.

In determining the long-term incentive component of the Chief Executive Officer's compensation, the Committee should seek to achieve an appropriate level of risk and reward, taking into consideration the Company's performance, the potential benefits and costs to the Company of the award, and such other criteria as the Committee deems advisable. The Chief Executive Officer may not be present during the voting or deliberations regarding his or her compensation.

3.      Compensation of Other Executive Officers and Senior Management. The Committee shall review and approve the individual and corporate performance goals and objectives of the Company's other executive officers (as that term is defined in Section 16 of the Exchange Act and Rule 16a-1 thereunder) and other senior management that are periodically established. The Committee shall determine and approve elements of the compensation and other terms of employment of these executive officers and other senior management, taking into consideration the person's success in achieving his or her individual performance goals and objectives and the corporate performance goals and objectives deemed relevant to the person as established by the Committee.

4.      Compensation of Directors. The Committee shall review and approve the type and amount of compensation to be paid or awarded to non-employee Board members, including any consulting, retainer, meeting, committee and committee chair fees and stock option grants or awards.

5.      Selection of Compensation Consultants, Independent Legal Counsel and Other Advisors. The Committee may select compensation consultants, independent legal counsel and other advisors to the Committee only after assessing the independence of such person in accordance with NASDAQ listing rules.

6.      Administration of Plans. The Committee shall have full power and authority to adopt, amend and terminate the Company's stock option plans, stock appreciation rights plans, pension and profit sharing plans, incentive plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans and sub-plans thereof and similar programs. The Committee shall have full power and authority to administer these plans, establish guidelines, interpret plan documents, select participants, approve grants and awards, approve modifications to awards, and exercise such other power and authority as may be permitted or required under such plans. Notwithstanding the foregoing, the Board shall retain the right to act on all such matters without limiting the Committee's authority, subject to compliance with applicable laws and regulations.

7.      Compensation Discussion and Analysis. The Committee shall review and discuss with management the Company's disclosures contained under the caption "Compensation Discussion and Analysis" for use in any of the Company's annual reports on Form 10-K, registration statements, proxy statements or information statements and make recommendations to the Board whether the CD&A should be approved for inclusion in the Company's annual reports on Form 10-K, registration statements, proxy statements or information statements.

8.      Compensation Proposals. Provide recommendations to the Board on compensation-related proposals to be considered at the Company's annual meeting, including the frequency of advisory votes on executive compensation.

9.      Committee Report. The Committee shall prepare and review the Committee report on executive compensation to be included in the Company's annual proxy statement in accordance with applicable SEC rules and regulations.

10.  Conflict of Interest Disclosure. The Committee shall review and discuss with management any conflicts of interest raised by the work of a compensation consultant or advisor retained by the Committee or management and how such conflict is being addressed, and prepare any necessary disclosure in the Company's annual proxy statement in accordance with applicable SEC rules and regulations.

11.  Committee Self-Assessment; Charter. The Committee shall assess its own performance at least annually. The Committee shall also periodically review and assess the adequacy of this charter (to the extent required by NASDAQ, at least annually) and recommend any proposed changes to the Board for its consideration.

12.  General Authority. The Committee shall perform such other functions and have such other powers as may be necessary or appropriate in the discharge of the foregoing.

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